News Release

For Information Contact:	Lisa Brumfield (305) 500-3668 Lisa_Brumfield@Ryder.com	David Bruce (305) 500-4999 David_Bruce@Ryder.com

FOLLIN SMITH, CONSTELLATION ENERGY EXECUTIVE, ELECTED TO RYDER BOARD OF DIRECTORS

MIAMI, July 14, 2005 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, announced today that E. Follin Smith, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy (NYSE: CEG), has been elected to its Board of Directors. Constellation Energy is a Fortune 200 company and the nation’s largest competitive supplier of power to wholesale, commercial and industrial customers. The appointment of Ms. Smith brings the number of directors on Ryder’s board to 10, all of whom are independent other than Greg Swienton, Ryder’s Chairman and Chief Executive Officer.

“Follin is a proven leader who has positively impacted the management and performance of several highly respected companies,” remarked Greg Swienton. “Her current organization, Constellation Energy, is a well-respected energy company recognized for its commitment to values Ryder shares in areas such as financial disclosure and process improvement. We expect her experience as both chief financial officer and chief administrative officer will further enhance Ryder’s ability to deliver high value to customers and shareholders. We are very pleased she is joining us.”

In her role as Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Ms. Smith is responsible for human resources, legal, risk management, finance, audit, investor relations, information technology, real estate and business process improvement programs. During her tenure at Constellation Energy, the company has undergone a significant transformation that included the restructuring of its information technology, finance and human resources organizations, the implementation of new risk management, financial and human resources systems, as well as upgrade improvements to the existing infrastructure. The revitalized Constellation Energy was named the Most Admired Energy Company in America by Fortune magazine in March 2005 and ranked as the best performing company in its sector by BusinessWeek in April 2005. Under her leadership, Constellation Energy has been widely recognized for superior financial disclosure and consistent financial performance.

“Ryder has a strong brand and is a recognized industry leader in transportation and supply chain solutions,” said Ms. Smith. “I look forward to working with this distinguished board and Ryder’s management to accelerate profitable growth and deliver on this Company’s outstanding long-term potential.”

From 1998 to 2001, Ms. Smith served as first Vice President and Treasurer, then Senior Vice President and Chief Financial Officer of Armstrong World Industries, the global leader in hard-surface flooring and ceilings headquartered in Lancaster, Pennsylvania. She began her career with the General Motors Treasurer’s Office. There she gained experience in financing, financial analysis, mergers and acquisitions and investor relations. She went on to hold positions of increasing responsibility including: Treasurer of General Motors of Canada Limited; Vice President, Finance of GMAC; and Assistant Treasurer for the Corporation. In 1997, after completing a project for General Motors President’s Council which led to the spin-off of Delphi, she became CFO of Delphi Chassis Systems.

Ms. Smith holds a bachelor of arts degree from Davidson College and a master’s degree in business administration from the University of Virginia’s Darden School, where she was a Shermet Scholar.

Ms. Smith also serves on the Board of Trustees and is Vice Chair of the Audit Committee of the University of Virginia’s Darden School. She is on the Board of Visitors of Davidson College and a member of the Board of Directors of the Baltimore Museum of Art.

About Ryder

Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, resolution of the tax audits described in our filings with the SEC and the amount and timing of any payments required to be made by the Company in connection therewith, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, availability of heavy- and medium-duty vehicles, increases in fuel prices, availability of qualified drivers, the Company’s ability to create operating synergies in connection with its acquisitions of Ruan and General, and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

39-05